Exhibit 99.1

FOR IMMEDIATE RELEASE: APRIL 3, 2007

LEGGETT & PLATT ANNOUNCES DIVESTITURE OF PRIME FOAM OPERATIONS

Carthage, MO, April 3, 2007 – FORTUNE 500 diversified manufacturer, Leggett & Platt Incorporated, today announced the sale of its Prime Foam operations to Comfort Co., a company controlled by Catterton Partners, a private equity firm based in Greenwich, CT. The sale of this business, with 2006 annual revenue of approximately $200 million, marks the largest divestiture in Leggett’s history. Leggett’s Prime Foam business unit mainly produces foam used for cushioning by upholstered furniture and bedding manufacturers. Leggett will retain its foam operations that manufacture carpet underlay.

President and CEO David S. Haffner commented, “This divestiture is consistent with our previously stated intention to actively manage our portfolio of businesses. We will continually evaluate the strategy and competitive positions of our individual businesses, and plan to participate only in markets in which we can be a market leader and generate an attractive cash flow return on investment. The sale of the prime foam operations reflects this portfolio approach. Although the business is performing well and has some opportunity for growth, our market position is small and the business is not strategic to Leggett.”

Leggett anticipates a pre-tax gain from the sale of $24 million, or $.06 per share. In addition, the divestiture is expected to reduce Leggett’s full-year operating earnings by approximately $.04 per share. The net impact on 2007 earnings is an increase of about $.02 per share. First quarter results, along with second quarter and full-year 2007 outlook, will be released after the market closes on April 19, 2007, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a Fortune 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in virtually every home, office, retail store, and automobile. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 124-year-old firm is composed of 29 business units, 33,000 employee-partners, and more than 300 facilities located in over 20 countries.

Leggett & Platt is North America’s leading independent manufacturer of the following: a) components for residential furniture and bedding; b) retail store fixtures and point of purchase displays; c) components for office furniture; d) non-automotive aluminum die castings; e) drawn steel wire; f) automotive seat support and lumbar systems; g) carpet underlay; h) adjustable beds; and i) bedding industry machinery for wire forming, sewing and quilting.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131, or invest@leggett.com

Susan R. McCoy, Director

P.O. BOX 757 • NO. 1 LEGGETT ROAD • CARTHAGE, MISSOURI 64836-0757 • 417/358-8131